Exhibit 99.2

Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS ANNOUNCES PRICING OF

PUBLIC OFFERING OF COMMON STOCK

Berkeley Heights, NJ, March 4, 2015 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”), today announced that it has priced its previously announced public offering of 10,000,000 shares of its common stock, at a price to the public of $1.00 per share, for gross proceeds of $10.0 million. The offering is expected to close on March 9, 2015, subject to customary closing conditions.

The net proceeds, after deducting placement agent fees and expenses and other estimated fees and expenses payable by the Company, are approximately $9.2 million. The Company intends to use the proceeds from this offering for the continued clinical development of its most advanced product candidate, sapacitabine, in myelodysplastic syndromes (MDS) and other indications, Phase 1 clinical trials of its cyclin dependent kinase (CDK) inhibitor, CYC065, and general corporate purposes.

H.C. Wainwright & Co., LLC is acting as the sole book runner for the offering.

The securities described above are being offered by Cyclacel pursuant to a “shelf” registration statement on Form S-3 (File No. 333-187801) filed with the Securities and Exchange Commission, or the SEC, which was declared effective by the SEC on April 22, 2013. Copies of the final prospectus supplement dated March 3, 2015 and accompanying prospectus relating to the offering will be filed with the SEC and, when available, can be obtained by request at H.C. Wainwright & Co., LLC by contacting by telephone at (212) 356-0530 or by e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Additional information can be found in the Company’s filings with the SEC available at www.sec.gov and on the Company’s website at www.cyclacel.com.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases. Sapacitabine, Cyclacel’s most advanced product candidate, is the subject of SEAMLESS, a Phase 3 trial, which has completed enrollment and is being conducted under an SPA with the FDA as front-line treatment for acute myeloid leukemia (AML) in the elderly, and other studies for myelodysplastic syndromes (MDS) and chronic lymphocytic leukemia (CLL). Cyclacel’s pipeline includes an oral regimen of seliciclib in combination with sapacitabine in a Phase 1 study of patients with Homologous Recombination (HR) repair-deficient breast, ovarian and pancreatic cancers, including gBRCA positive tumors, and CYC065, a novel CDK 2/9 inhibitor, with potential utility in both hematological malignancies and solid tumors. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

☑	200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922 USA T: +1 (908) 517 7330 F: +1 (866) 271 3466
☐	Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, statements regarding the proposed public offering and the intended use of proceeds, the efficacy, safety and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Cyclacel Pharmaceuticals, Inc.

Company: Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com

Investor Relations: Russo Partners LLC, Robert Flamm, (212) 845-4226, robert.flamm@russopartnersllc.com

© Copyright 2015 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.